Exhibit 11
                              BellSouth Corporation
                        Computation of Earnings Per Share
                              (Dollars in Millions)

                                      For the Three Months        For the Nine
                                              Ended               Months Ended
                                          September 30,           September 30,
                                          2003      2004          2003      2004

------------------------------------
EARNINGS PER SHARE - BASIC:
------------------------------------

Income From Continuing Operations
  Before Discontinued Operations
  and Cumulative Effect of Changes
  in Accounting Principle                $ 894     $ 852       $ 2,652   $ 2,941

Discontinued Operations, net of tax         42       (53)          150       453

Cumulative Effect of Changes in
  Accounting Principle, net of tax          --        --           315        --
                                         -----     -----       -------   -------

Net Income                                $936      $799        $3,117    $3,394
                                         =====     =====       =======   =======

Weighted Average Shares Outstanding      1,847     1,831         1,851     1,832

Earnings Per Common Share Before
  Discontinued Operations and
  Cumulative Effect of Changes in
  Accounting Principle                  $ 0.48    $ 0.47        $ 1.43    $ 1.61

Discontinued Operations, net of tax       0.02     (0.03)         0.08      0.25

Cumulative Effect of Changes in
  Accounting Principle, net of tax          --        --          0.17        --
                                        ------    ------        ------    ------
Earnings Per Share*                     $ 0.51    $ 0.44        $ 1.68    $ 1.85
                                        ======    ======        ======    ======


------------------------------------
EARNINGS PER SHARE - DILUTED:
------------------------------------

Income From Continuing Operations
  Before Discontinued Operations
  and Cumulative Effect of Changes
  in Accounting Principle                $ 894     $ 852       $ 2,652    $2,941

Discontinued Operations, net of tax         42       (53)          150       453

Cumulative Effect of Changes in
  Accounting Principle, net of tax          --        --           315        --
                                        ------    ------        ------    ------
Net Income                                $936      $799        $3,117    $3,394
                                        ======    ======        ======    ======


Weighted Average Shares Outstanding      1,847     1,831         1,851     1,832

Incremental shares from assumed
  exercise of stock options and
  payment of performance share
  awards                                     4         4             3         4
                                        ------    ------        ------    ------

Diluted Shares Outstanding               1,851     1,835         1,854     1,836
                                        ======    ======        ======    ======


Earnings Per Common Share Before
  Discontinued Operations and
  Cumulative Effect of Changes in
  Accounting Principle                  $ 0.48    $ 0.46        $ 1.43    $ 1.60

Discontinued Operations, net of tax       0.02     (0.03)         0.08      0.25

Cumulative Effect of Changes in
  Accounting Principle, net of tax          --        --          0.17        --
                                        ------    ------        ------    ------

Earnings Per Share*                     $ 0.51    $ 0.44        $ 1.68    $ 1.85
                                        ======    ======        ======    ======

*Earnings Per Share does not sum due to rounding.